Exhibit 10.51

Summary of Compensation Arrangements With Executive Officers of the Company

        I.    Named Executive Officer Compensation.    On December 9, 2004, the Compensation Committee (the "Committee") of the Board of Directors of Waddell & Reed Financial, Inc. (the "Company") approved the annual base salaries (effective as of January 1, 2005) of the Company's executive officers. The following table sets forth the annual base salaries of the Company's Chief Executive Officer and the next four most highly compensated officers (collectively, the "Named Executive Officers") for 2005:

Named Executive Officer	Salary
Keith A. Tucker Chairman and Chief Executive Officer	$800,016
Henry J. Herrmann President and Chief Investment Officer	$800,000
Thomas W. Butch Senior Vice President and Chief Marketing Officer	$400,000
Michael D. Strohm Senior Vice President and Chief Operations Officer	$350,000
John E. Sundeen, Jr. Senior Vice President and Treasurer	$350,000

        The Company has adopted a supplemental executive retirement plan (the "SERP") pursuant to which participants' accounts are credits with (1) an amount equal to 4% of his or her base salary, less the amount of any employer matching contribution made on the participant's behalf under the Company's 401(k) plan, and (2) a non-formula award, as determined by the Committee in its discretion. For 2004, the Committee designated Messrs. Tucker and Herrmann as participants of the SERP and awarded a non-formula award of $300,000 to each participant.

        II.    2004 Executive Incentive Awards.    Pursuant to the Company's 2003 Executive Incentive Plan, as amended (the "EIP"), eligible participants may receive (1) an annual incentive award of cash, and (2) an annual incentive award of restricted stock, both based upon the annual financial performance of the Company.

        A.    Cash Awards. On December 9, 2004, the Committee authorized the payment of annual cash incentive (i.e., bonus) awards based on the Company's financial performance for the year ended December 31, 2004 to executive officers participating in the EIP. These annual incentive awards were determined based on performance goals established in March 2004. As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the cash awards payable to the participants, but in accordance with the EIP, the reductions did not increase these award amounts for any other participant. The following table sets forth the annual cash incentive awards to the Named Executive Officers for 2004 performance:

Named Executive Officer	Cash Award Amount
Keith A. Tucker Chairman and Chief Executive Officer	$1,200,000
Henry J. Herrmann President and Chief Investment Officer	$1,200,000
Thomas W. Butch Senior Vice President and Chief Marketing Officer	$450,000
Michael D. Strohm Senior Vice President and Chief Operations Officer	$450,000
John E. Sundeen, Jr. Senior Vice President and Treasurer	$400,000

        Pursuant to the Company 1998 Executive Deferred Compensation Plan, as amended and restated, eligible executives may elect, prior to payment thereof, to defer all or a portion of their salary and/or annual cash incentive award into an interest-bearing account and to subsequently, within a limited time period, elect to convert all or a portion of such deferred compensation into restricted stock of the Company in lieu of cash. Additionally, the Compensation Committee may, in its sole discretion, direct that all or a portion of the cash incentive award payments payable under the EIP be paid in restricted stock. Pursuant to such discretion, the Committee directed that 10% of the above referenced cash incentive awards for Messrs. Butch, Strohm and Sundeen be paid in restricted stock on April 2, 2005. Awards granted pursuant to an executive's election or the Committee's discretion are granted in accordance with the form of restricted stock agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

        B. Restricted Stock Awards. On March 1, 2005, the Committee authorized the payment of the annual incentive awards of restricted stock based on the Company's financial performance for the year ended December 31, 2004 to executive officers participating in the EIP. These annual incentive awards were determined based on performance goals established in March 2004. As permitted by the EIP, the Committee exercised its discretion to reduce the amount of the restricted stock awards payable to the participants, but in accordance with the EIP, the reductions did not increase the restricted stock award amounts for any other participant. The following table sets forth the annual restricted stock awards for the Named Executive Officers for 2004 performance:

Named Executive Officer	Restricted Stock Award
Keith A. Tucker Chairman and Chief Executive Officer	75,000 shares
Henry J. Herrmann President and Chief Investment Officer	75,000 shares
Thomas W. Butch Senior Vice President and Chief Marketing Officer	30,000 shares
Michael D. Strohm Senior Vice President and Chief Operations Officer	25,000 shares
John E. Sundeen, Jr. Senior Vice President and Treasurer	25,000 shares

        These shares will be granted on April 2, 2005 pursuant to the Company 1998 Stock Incentive Plan, as amended and restated, (the "SIP") in accordance with the form of restricted stock agreement attached hereto as Exhibit 10.2 and incorporated herein by reference.